Exhibit 99.1

MALIBU BOATS, INC. ANNOUNCES SECOND QUARTER FISCAL 2017 RESULTS
Loudon, TN - February 1, 2017 - Malibu Boats, Inc. (Nasdaq: MBUU) today announced its financial results for the second quarter of fiscal 2017 ended December 31, 2016.
Highlights for the Second Quarter of Fiscal 2017

•	Net sales increased 11.8% to $67.7 million compared to the second quarter of fiscal 2016.

•	Unit volume increased 6.6% to 924 boats compared to the second quarter of fiscal 2016.

•	Net sales per unit increased 4.9% to $73,226 and net sales per unit in the U.S. increased 4.4% to $75,710 compared to the second quarter of fiscal 2016.

•	Gross profit increased 12.2% to $17.8 million compared to the second quarter of fiscal 2016.

•	Net income increased 35.3% to $7.7 million, or $0.39 per share compared to the second quarter of fiscal 2016.

•	Adjusted EBITDA increased 22.0% to $13.6 million compared to the second quarter of fiscal 2016.

•	Adjusted fully distributed net income increased 26.5% to $7.4 million compared to the second quarter of fiscal 2016.

•
Adjusted fully distributed net income per share increased 26.7% to $0.38 on a fully distributed weighted average share count of 19.3 million shares of Class A Common Stock as compared to the second quarter of fiscal 2016.

Jack Springer, Chief Executive Officer, stated, "Malibu had a very good quarter with all of our key metrics: units, revenue, gross profit, net income and Adjusted EBITDA performing above expectations and prior year. While we continue to face international demand challenges, our business in the United States continues to be strong and factors here indicate that strength is expected to continue for the foreseeable future.
Malibu’s new product continues to be a critical driver of our success. Our new boats drive the market generating demand while our new features and innovations have made us the market leader. Together, these factors will allow us to further separate ourselves from our competition.
Mr. Springer continued, "We still believe that international demand will be a challenge due to the strength of the U.S. dollar among other reasons and do not expect to see relief in the near term. We believe demand in international markets will probably be flat for fiscal 2017 when compared to the prior year while domestic markets remain strong and continue to grow. This should be propelled by our strong product, the strength of our distribution network, the effects of continued precipitation in the Western U.S., and a business environment that we see as being better for our customers and dealers.”

Exhibit 99.1

Results of Operations for the Second Quarter of Fiscal 2017

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
	(In thousands, except unit and per unit data)
Net sales	$67,661	$60,506	$129,682	$117,746
Cost of sales	49,848	44,627	96,046	87,157
Gross profit	17,813	15,879	33,636	30,589
Operating expenses:
Selling and marketing	2,150	2,162	4,573	4,424
General and administrative	3,453	4,193	9,517	8,819
Amortization	549	545	1,099	1,092
Operating income	11,661	8,979	18,447	16,254
Other income (expense):
Other	58	17	75	24
Interest expense	(37)	(362)	(467)	(1,678)
Other income (expense)	21	(345)	(392)	(1,654)
Income before provision for income taxes	11,682	8,634	18,055	14,600
Provision for income taxes	3,945	2,916	6,092	4,902
Net income	7,737	5,718	11,963	9,698
Net income attributable to non-controlling interest	836	614	1,282	1,036
Net income attributable to Malibu Boats, Inc.	$6,901	$5,104	$10,681	$8,662

Unit volumes	924	867	1,757	1,692
Net sales per unit	$73,226	$69,787	$73,809	$69,590
Comparison of the Second Quarter Ended December 31, 2016 to the Second Quarter Ended December 31, 2015
Net sales for the three months ended December 31, 2016 increased $7.2 million, or 11.8%, to $67.7 million as compared to the three months ended December 31, 2015. Included in net sales for the three months ended December 31, 2016 and December 31, 2015 were net sales of $6.2 million and $5.4 million, respectively, attributable to our Australian business. Unit volume for the three months ended December 31, 2016 increased 57 units, or 6.6%, to 924 units as compared to the three months ended December 31, 2015 driven by demand for our new models such as the Malibu Wakesetter 22 and 24 MXZ. Net sales per unit increased 4.9% to $73,226 per unit for the three months ended December 31, 2016 compared to the three months ended December 31, 2015, primarily driven by a mix shift to Malibu, including our newer models, which carry a higher average selling price than our Axis brand, year over year price increases, and lower discount activity, offset by increased rebate expense associated with our new rebate program for model year 2017.
Cost of sales for the three months ended December 31, 2016 increased $5.2 million, or 11.7%, to $49.8 million as compared to the three months ended December 31, 2015. The increase in cost of sales was driven primarily by increased volumes and higher material content per unit associated with the mix shift to Malibu. Included in cost of sales were $0.1 million in costs related to our engines vertical integration initiative.
Gross profit for the three months ended December 31, 2016 increased $1.9 million, or 12.2%, to $17.8 million compared to the three months ended December 31, 2015. The increase in gross profit was due mainly to higher volumes. Gross margin for the three months ended December 31, 2016 increased 10 basis points from 26.2% to 26.3% over the same period in the prior fiscal year. The increase in gross margin was driven primarily by mix of

Exhibit 99.1

new models, year over year price increases, less discounting, partially offset by higher rebate expense attributable to our new rebate program and warranty expense related to our expanded warranty period of coverage.
Selling and marketing expenses for the three month period ended December 31, 2016 were $2.2 million, slightly lower than selling and marketing expenses for the three months ended December 31, 2015. As a percentage of sales, selling and marketing expenses decreased 40 basis points to 3.2% over the same period. General and administrative expenses for the three months ended December 31, 2016 decreased $0.7 million, or 17.6%, to $3.5 million as compared to the three months ended December 31, 2015, largely due to a decrease in the Marine Power litigation judgment following our appeal of the verdict and court ruling amending the judgment from $3.3 million to $1.9 million in December 2016. We had initially taken a charge relating to the original judgment for $3.3 million during the three months ended June 30, 2016. Excluding the change in the Marine Power litigation judgment, general and administrative expenses increased $0.6 million mainly due to increased legal expenses in connection with our on-going litigation matters as well as product development activities in connection with our engines vertical integration initiative, offset by lower stock compensation expense associated, in part, with share-based equity awards granted in the second quarter of fiscal 2016.
Operating income for the second quarter of fiscal 2017 increased to $11.7 million from $9.0 million in the second quarter of fiscal 2016. Net income for the second quarter of fiscal 2017 increased 35.3% to $7.7 million while net income margin increased to 11.4% from 9.5% in the second quarter of fiscal 2016. Adjusted EBITDA in the second quarter of fiscal 2017 increased 22.0% to $13.6 million from $11.2 million, while Adjusted EBITDA margin increased to 20.1% from 18.5% in the second quarter of fiscal 2016.
Webcast and Conference Call Information
The Company will host a webcast and conference call to discuss second quarter fiscal 2017 results on Wednesday, February 1, 2017, at 8:30 a.m. Eastern Time. Investors and analysts can participate on the conference call by dialing (855) 433-0928 or (484) 756-4263 and using Conference ID #55780136.
Alternatively, interested parties can listen to a live webcast of the conference call by logging on to the Investor Relations section on the Company’s website at http://investors.malibuboats.com. A replay of the webcast will also be archived on the Company’s website for twelve months.
About Malibu Boats, Inc.
Malibu Boats is a leading designer, manufacturer and marketer of performance sport boats, with the #1 market share position in the United States since 2010. The Company has two brands of performance sport boats, Malibu and Axis Wake Research (Axis). Since inception in 1982, the Company has been a consistent innovator in the powerboat industry, designing products that appeal to an expanding range of recreational boaters and water sports enthusiasts whose passion for boating and water sports is a key aspect of their lifestyle.
Forward Looking Statements
This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and includes the statement in this press release regarding the expected demand and outlook for our product.
Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: general industry, economic and business conditions, demand for our products, changes in consumer preferences, competition within our industry, our reliance on our network of independent dealers, our ability to manage our manufacturing levels and our large fixed cost base, the successful introduction of our new products, and other factors affecting us detailed from time to time in our filings with the Securities and Exchange Commission. Many of these risks and uncertainties are outside our control, and there may be other risks and uncertainties which we do not currently anticipate because they relate to events and depend on circumstances that may or may not occur in the future.

Exhibit 99.1

Although we believe that the expectations reflected in any forward-looking statements are based on reasonable assumptions at the time made, we can give no assurance that our expectations will be achieved. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue because of subsequent events, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.
Use and Definition of Non-GAAP Financial Measures
This release includes the following financial measures defined as non-GAAP financial measures by the SEC: Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Fully Distributed Net Income. These measures have limitations as analytical tools and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our liquidity. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets. Our presentation of these non-GAAP financial measures should also not be construed as an inference that our results will be unaffected by unusual or non-recurring items. Our computations of these non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.
We define Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, amortization and non-cash, non-recurring or non-operating expenses, including certain professional fees, acquisition and integration related expenses, non-cash compensation expense and certain product development costs. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. Adjusted EBITDA and Adjusted EBITDA Margin are not measures of net income as determined by GAAP. Management believes Adjusted EBITDA and Adjusted EBITDA Margin are useful because they allow management to evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to our financing methods, capital structure and non-recurring or non-operating expenses. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures, the methods by which assets were acquired and other factors.
We define Adjusted Fully Distributed Net Income as net income attributable to Malibu Boats, Inc. (i) excluding income tax expense, (ii) excluding the effect of non-recurring or non-cash items, (iii) assuming the exchange of all Units ("LLC Units") of Malibu Boats Holdings, LLC (the "LLC") into shares of Class A Common Stock, which results in the elimination of noncontrolling interest in the LLC, and (iv) reflecting an adjustment for income tax expense on fully distributed net income before income taxes (assuming no income attributable to non-controlling interests) at our estimated effective income tax rate. Adjusted Fully Distributed Net Income is a non-GAAP financial measure because it represents net income attributable to Malibu Boats, Inc, before non-recurring or non-cash items and the effects of noncontrolling interests in the LLC. We use Adjusted Fully Distributed Net Income to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than GAAP measures alone. We believe Adjusted Fully Distributed Net Income assists our board of directors, management and investors in comparing our net income on a consistent basis from period to period because it removes non-cash or non-recurring items, and eliminates the variability of noncontrolling interest as a result of member exchanges of LLC Units into shares of Class A Common Stock. In addition, because Adjusted Fully Distributed Net Income is susceptible to varying calculations, the Adjusted Fully Distributed Net Income measures, as presented in this release, may differ from and may, therefore, not be comparable to similarly titled measures used by other companies.
A reconciliation of our net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin, and of our net income attributable to Malibu Boats, Inc. to Adjusted Fully Distributed Net Income is provided under "Reconciliation of Non-GAAP Financial Measures".

Investor Contacts

Exhibit 99.1

Malibu Boats, Inc.
Wayne Wilson
Chief Financial Officer
(865) 458-5478

Zac Lemons
Investor Relations
(865) 458-5478
InvestorRelations@MalibuBoats.com

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Net sales	$67,661	$60,506	$129,682	$117,746
Cost of sales	49,848	44,627	96,046	87,157
Gross profit	17,813	15,879	33,636	30,589
Operating expenses:
Selling and marketing	2,150	2,162	4,573	4,424
General and administrative	3,453	4,193	9,517	8,819
Amortization	549	545	1,099	1,092
Operating income	11,661	8,979	18,447	16,254
Other income (expense):
Other	58	17	75	24
Interest expense	(37)	(362)	(467)	(1,678)
Other income (expense)	21	(345)	(392)	(1,654)
Income before provision for income taxes	11,682	8,634	18,055	14,600
Provision for income taxes	3,945	2,916	6,092	4,902
Net income	$7,737	$5,718	11,963	9,698
Net income attributable to non-controlling interest	836	614	1,282	1,036
Net income attributable to Malibu Boats, Inc.	$6,901	$5,104	$10,681	$8,662

Comprehensive income:
Net income	$7,737	$5,718	$11,963	$9,698
Other comprehensive income (loss), net of tax:
Change in cumulative translation adjustment	(846)	608	(489)	(649)
Other comprehensive income (loss), net of tax	(846)	608	(489)	(649)
Comprehensive income, net of tax	6,891	6,326	11,474	9,049
Less: comprehensive income attributable to non-controlling interest, net of tax	$746	$679	1,230	968
Comprehensive income attributable to Malibu Boats, Inc., net of tax	$6,145	$5,647	$10,244	$8,081

Weighted average shares outstanding used in computing net income per share:
Basic	17,786,122	17,986,517	17,760,256	17,964,300
Diluted	17,842,138	18,022,288	17,817,842	18,018,615
Net income available to Class A Common Stock per share:
Basic	$0.39	$0.28	$0.60	$0.48
Diluted	$0.39	$0.28	$0.60	$0.48

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except share data)

	December 31, 2016	June 30, 2016
Assets
Current assets
Cash	$25,909	$25,921
Trade receivables, net	8,110	14,690
Inventories, net	23,412	20,431
Prepaid expenses and other current assets	2,227	2,707
Income tax receivable	36	965
Total current assets	59,694	64,714
Property and equipment, net	21,665	17,813
Goodwill	12,253	12,470
Other intangible assets, net	10,516	11,703
Deferred tax asset	111,622	113,798
Other assets	30	32
Total assets	$215,780	$220,530
Liabilities
Current liabilities
Current maturities of long-term debt	$—	$8,000
Accounts payable	14,242	16,158
Accrued expenses	19,972	19,055
Income taxes and tax distribution payable	1,254	427
Payable pursuant to tax receivable agreement, current portion	4,189	4,189
Total current liabilities	39,657	47,829
Deferred tax liabilities	621	685
Payable pursuant to tax receivable agreement	89,896	89,561
Long-term debt	55,092	63,086
Other long-term liabilities	302	1,136
Total liabilities	185,568	202,297
Stockholders' Equity
Class A Common Stock, par value $0.01 per share, 100,000,000 shares authorized; 17,831,256 shares issued and outstanding as of December 31, 2016; 17,690,874 issued and outstanding as of June 30, 2016	178	176
Class B Common Stock, par value $0.01 per share, 25,000,000 shares authorized; 20 shares issued and outstanding as of December 31, 2016; 23 shares issued and outstanding as of June 30, 2016	—	—
Preferred Stock, par value $0.01 per share; 25,000,000 shares authorized; no shares issued and outstanding as of December 31, 2016 and June 30, 2016	—	—
Additional paid in capital	46,168	44,151
Accumulated other comprehensive loss	(2,960)	(2,471)
Accumulated deficit	(17,659)	(28,302)
Total stockholders' equity attributable to Malibu Boats, Inc.	25,727	13,554
Non-controlling interest	4,485	4,679
Total stockholders’ equity	30,212	18,233
Total liabilities and stockholders' equity	$215,780	$220,530

Exhibit 99.1

MALIBU BOATS, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA and Adjusted EBITDA Margin (Unaudited):
The following table sets forth a reconciliation of net income as determined in accordance with GAAP to Adjusted EBITDA and Adjusted EBITDA Margin for the periods indicated (dollars in thousands):

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Net income	$7,737	$5,718	$11,963	$9,698
Provision for income taxes	3,945	2,916	6,092	4,902
Interest expense	37	362	467	1,678
Depreciation	1,026	841	1,994	1,616
Amortization	549	545	1,099	1,092
Professional fees [1]	917	48	1,986	218
Marine Power litigation judgment [2]	(1,330)	—	(1,330)	—
Acquisition and integration related expenses [3]	—	71	—	401
Stock based compensation expense [4]	280	665	745	1,005
Engine development [5]	460	—	460	—
Adjusted EBITDA	$13,621	$11,166	$23,476	$20,610
Adjusted EBITDA margin	20.1%	18.5%	18.1%	17.5%

(1)	Represents legal and advisory fees related to our litigation with MasterCraft Boat Company, LLC.
(2)	Represents the reduction in a one-time charge related to a judgment rendered against us in connection with a lawsuit by Marine Power where the court amended the judgment to $1.9 million.
(3)	Represents legal and advisory fees as well as integration related costs incurred in connection with certain acquisition activities.
(4)
Represents equity-based incentives awarded to key employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.

(5)	Represents costs incurred in connection with our vertical integration of engines including product development costs and supplier transition performance incentives.

Exhibit 99.1

Reconciliation of Non-GAAP Adjusted Fully Distributed Net Income (Unaudited):
The following table sets forth a reconciliation of net income attributable to Malibu Boats, Inc. to Adjusted Fully Distributed Net Income for the periods presented (dollars in thousands, except share and per share data):

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015

Net income attributable to Malibu Boats, Inc.	$6,901	$5,104	$10,681	$8,662
Provision for income taxes	3,945	2,916	6,092	4,902
Professional fees [1]	917	48	1,986	218
Acquisition and integration related expenses [2]	—	71	—	401
Fair market value adjustment for interest rate swap [3]	(580)	(382)	(825)	175
Stock based compensation expense [4]	280	665	745	1,005
Marine Power litigation judgment [5]	(1,330)	—	(1,330)	—
Engine development [6]	460	—	460	—
Net income attributable to non-controlling interest [7]	836	614	1,282	1,036
Fully distributed net income before income taxes	11,429	9,036	19,091	16,399
Income tax expense on fully distributed income before income taxes [8]	4,057	3,208	6,777	5,822
Adjusted fully distributed net income	7,372	5,828	$12,314	$10,577

Adjusted Fully Distributed Net Income per share of Class A Common Stock [9]:
Basic	$0.38	$0.30	$0.64	$0.55
Diluted	$0.38	$0.30	$0.64	$0.55

Weighted average shares of Class A Common Stock outstanding used in computing Adjusted Fully Distributed Net Income [10]:
Basic	19,302,718	19,391,440	19,262,111	19,372,675
Diluted	19,302,718	19,391,440	19,262,111	19,372,675

Exhibit 99.1

(1)	Represents legal and advisory fees related to our litigation with MasterCraft Boat Company, LLC.
(2)	Represents legal and advisory fees as well as integration related costs incurred in connection with certain acquisition activities.
(3)	Represents the change in the fair value of our interest rate swap entered into on July 1, 2015.
(4)
Represents equity-based incentives awarded to key employees under the Malibu Boats, Inc. Long-Term Incentive Plan and profit interests issued under the previously existing limited liability company agreement of the LLC.

(5)	Represents the reduction in a one-time charge related to a judgment rendered against us in connection with a lawsuit by Marine Power where the court amended the judgment to $1.9 million.
(6)	Represents costs incurred in connection with our vertical integration of engines including product development costs and supplier transition performance incentives.
(7)	Reflects the elimination of the non-controlling interest in the LLC as if all LLC members had fully exchanged their LLC Units for shares of Class A Common Stock.
(8)
Reflects income tax expense at an estimated normalized annual effective income tax rate of 35.5% of income before income taxes for the three and six months ended December 31, 2016 and 2015, assuming the conversion of all LLC Units into shares of Class A Common Stock. The estimated normalized annual effective income tax rate is based on the federal statutory rate plus a blended state rate adjusted for deductions under Section 199 of the Internal Revenue Code of 1986, as amended, state taxes attributable to the LLC, and foreign income taxes attributable to our Australian based subsidiary.

(9)	Adjusted fully distributed net income divided by the shares of Class A Common Stock outstanding in (10) below.
(10)
Represents the weighted average shares outstanding during the applicable period calculated as (i) the weighted average shares outstanding during the applicable period of Class A Common Stock, (ii) the weighted average shares outstanding of LLC Units held by non-controlling interests assuming they were exchanged into Class A Common Stock on a one-for-one basis and (iii) the weighted average fully vested restricted stock units outstanding during the applicable period that were convertible into Class A Common Stock and granted to directors for their services.